Exhibit 4.01

CITIGROUP INC.

and

THE BANK OF NEW YORK MELLON

SECOND SUPPLEMENTAL INDENTURE

Dated as of December 29, 2016

Supplemental to Indenture dated as of November 13, 2013

providing for the issuance of

Senior Debt Securities

SECOND SUPPLEMENTAL INDENTURE dated as of December 29, 2016 (this “Second Supplemental Indenture”), between Citigroup Inc., a Delaware corporation (the “Company”), and The Bank of New York Mellon, a New York banking corporation, not in its individual capacity but solely as trustee (the “Trustee”) under the Indenture dated as of November 13, 2013 (as supplemented to the date hereof, the “Indenture”).

WHEREAS, pursuant to Section 15.01(a)(iii) of the Indenture, the Company and the Trustee may enter into a supplemental indenture to change or eliminate any of the provisions of the Indenture; provided that any such change or elimination shall become effective only when there is no Outstanding Security of any series created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision and as to which such supplemental indenture would apply;

WHEREAS, this Second Supplemental Indenture shall not apply to any Security that is Outstanding on the date hereof and shall apply only to Securities issued after the date hereof;

WHEREAS, all acts and requirements necessary to make this Second Supplemental Indenture a legal, valid and binding obligation of the Company have been done;

WHEREAS, the Company desires to enter into this Second Supplemental Indenture and hereby requests that the Trustee enter into the same;

NOW, THEREFORE, the Company and the Trustee agree as follows:

ARTICLE ONE

Modifications

Section 1.01. Section 1.01 of the Indenture is hereby amended by amending the definition of “Default” by deleting the reference to Section 10.03 and replacing it with a reference to Section 6.07.

Section 1.02. The Indenture is hereby amended by amending and restating in its entirety the defined term “Subsidiary” to read as follows:

The term “Subsidiary” shall mean any Person of which a majority of the voting power of the outstanding ownership interests (excluding ownership interests entitled to voting power only by reason of the happening of a contingency) shall at the time be owned, directly or indirectly, by the Company, or one or more Subsidiaries, or by the Company and one or more Subsidiaries. For this purpose, “voting power” means power to vote in an ordinary election of directors (or, in the case of a Person that is not a corporation, ordinarily to appoint or approve the appointment of Persons holding similar positions).

Section 1.03. Section 3.01(b)(xvii) of the Indenture is hereby amended by adding the phrase “or Defaults” immediately after the phrase “Events of Default”.

Section 1.04. Section 3.03(c)(ii) of the Indenture is hereby amended by deleting the phrase “an Event of Default” and replacing it with the phrase “a Default”.

Section 1.05. Section 5.03(c)(iii) of the Indenture is hereby amended by deleting the defined term “Default” and replacing it with the word “default”.

Section 1.06. Section 5.05(a) of the Indenture is hereby amended by adding the phrase “other than any such sale or lease to one or more of its Subsidiaries,” immediately following the phrase “all or substantially all of its assets to another entity,”.

Section 1.07. Section 5.06(a) of the Indenture is hereby amended by deleting each occurrence of the defined term “Default” and replacing it with the word “default”.

Section 1.08. Section 5.06(b) of the Indenture is hereby amended by (i) deleting the first and third occurrence of the defined term “Event of Default” and replacing it with the defined term “Default”, (ii) deleting the second occurrence of the defined term “Event of Default” and replacing it with the phrase “a Default” and (iii) adding the parenthetical “(a “default”)” immediately preceding the phrase “a written notice setting forth the details”.

Section 1.09. Section 6.01(a)(ii) of the Indenture is hereby amended by adding the phrase “, which failure shall have continued unremedied for a period of 30 days” immediately after the phrase “as authorized by this Indenture or otherwise”.

Section 1.10. Sections 6.01(a)(iii) and (iv) of the Indenture are hereby deleted in their entirety.

Section 1.11. Section 6.01(a)(v) of the Indenture is hereby renumbered to be Section 6.01(a)(iii).

Section 1.12. Section 6.01(a)(vi) of the Indenture is hereby renumbered to be Section 6.01(a)(iv).

Section 1.13. Section 6.01(a)(vii) of the Indenture is hereby renumbered to be Section 6.01(a)(v).

Section 1.14. Section 6.01(b) of the Indenture is hereby amended by deleting the reference to Section 6.01(a)(v) or (vi) and replacing it with a reference to Section 6.01(a)(iii) or (iv).

Section 1.15. Section 6.02(b)(ii) of the Indenture is hereby amended by (i) deleting the phrase “Default and Event of Default” and replacing it with the phrase “default or Default” and (ii) deleting the phrase “Default or Event of Default” and replacing it with the defined term “Event of Default”.

Section 1.16. Section 6.03(a) of the Indenture is hereby amended by adding the phrase “a Default or” immediately preceding the defined term “Event of Default”.

Section 1.17. Section 6.06 of the Indenture is hereby amended by (i) deleting each occurrence of the defined term “Default” and replacing it with the word “default”, (ii) deleting each occurrence of the phrase “or Event of Default” and (iii) adding the phrase “cease to exist, and any Default or Event of Default arising therefrom shall” immediately preceding the phrase “be deemed to have been cured”.

Section 1.18. Section 6.07 of the Indenture is hereby amended by (i) changing the title thereof to “Limitation on Suits; Defaults,” (ii) deleting the phrase “an Event of Default” and replacing it with the phrase “a Default”, (iii) deleting the defined term “Events of Default” and replacing it with the defined term “Defaults” and (iv) adding the language below immediately following the last sentence:

Except where otherwise indicated by the context or where the term is otherwise defined for a specific purpose, the term “Default” as used in this Indenture with respect to Securities of any series shall mean one of the following described events unless it is either inapplicable to a particular series or it is specifically deleted or modified in or pursuant to the Board Resolution or supplemental indenture under which such series of Securities is issued:

(i) an Event of Default with respect to such series of Securities specified in Section 6.01; or

(ii) the failure of the Company to pay a sinking fund installment, if any, when and as the same shall become payable by the terms of a Security of such series, which failure shall have continued unremedied for a period of 30 days; or

(iii) the failure of the Company, subject to the provisions of Section 5.07, to observe and perform any other of the covenants or agreements on the part of the Company contained in this Indenture (including in or pursuant to the Board Resolution or supplemental indenture pursuant to which the Securities of such series were issued as contemplated by Section 3.01) (other than a covenant or agreement which has been expressly included in this Indenture solely for the benefit of a series of Securities other than that series), which failure shall not have been remedied to the satisfaction of the Trustee, or without provision deemed by the Trustee to be adequate for the remedying thereof having been made, for a period of 90 days after written notice shall have been given to the Company by the Trustee or shall have been given to the Company and the Trustee by holders of 25% or more in aggregate principal amount of the Securities of such series then Outstanding, specifying such failure and requiring the Company to remedy the same; or

(iv) the occurrence of any other Default with respect to Securities of such series as provided in the supplemental indenture or Board Resolution applicable to such series as contemplated by Section 3.01.

Section 1.19. Section 8.01(a) of the Indenture is hereby amended by (i) adding the phrase “default, and any” immediately preceding the phrase “Default or Event of Default” and (ii) adding the phrase “arising therefrom,” immediately after the phrase “Default or Event of Default”.

Section 1.20. Section 10.01(a)(i) of the Indenture is hereby amended by deleting the reference to Section 6.01(a)(v) or (vi) and replacing it with a reference to Section 6.01(a)(iii) or (iv).

Section 1.21. Section 10.01(o) of the Indenture is hereby amended and restated in its entirety to read as follows:

The Trustee shall not be deemed to have knowledge or notice of any default, or Default or Event of Default arising therefrom, unless written notice of any event which is in fact such a default is received by a Responsible Officer of the Trustee at the Corporate Trust Office of the Trustee, and, if such notice is provided by the Company, such notice references the Securities and this Indenture.

Section 1.22. Section 10.02(a) of the Indenture is hereby amended by deleting the phrase “Events of Default specified in Section 6.01” and replacing it with the phrase “Defaults specified in Section 6.07”.

Section 1.23. Section 10.02(b)(i) of the Indenture is hereby amended by deleting the phrase “an Event of Default specified in Section 6.01” and replacing it with the phrase “a Default specified in Section 6.07”.

Section 1.24. Section 10.03 of the Indenture is hereby amended and restated in its entirety to read as follows:

Within 90 days after the occurrence thereof, the Trustee shall give to the holders of the Securities of a series notice of each default with respect to the Securities of such series known to the Trustee, by transmitting such notice to holders unless such default shall have been cured before the giving of such notice (the term “default” being hereby defined for this Section 10.03 to be an event specified in Section 6.07, which is, or after notice or lapse of time or both would become, a Default pursuant to Section 6.07); but, unless such default is the failure to pay the principal of or interest on any of the Securities of such series when and as the same shall become payable, or to make any sinking fund payments as to Securities of the same series, the Trustee shall be protected in withholding such notice, if and so long as a trust committee of directors or Responsible Officers of the Trustee in good faith determines that the withholding of such notice is in the interests of the holders of the Securities of such series.

Section 1.25. Section 12.03(b) of the Indenture is hereby amended by (i) replacing the reference to Section 6.01(a)(iv) with a reference to Section 6.07(iii) and (ii) replacing the reference to Section 6.01(a)(vii) with a reference to Section 6.01(a)(v).

Section 1.26. Section 12.04(c) of the Indenture is hereby amended by (i) deleting the first occurrence of the defined term “Event of Default” and replacing such occurrence with the defined term “Default”, (ii) deleting the phrase “an Event of Default” and replacing it with the phrase “a Default” and (iii) deleting the reference to Section 6.01(a)(v) and (vi) and replacing it with a reference to Section 6.01(a)(iii) and (iv).

Section 1.27. Sections 15.01(a)(i) and (ii) of the Indenture are hereby amended by (i) deleting each occurrence of the defined term “Events of Default” and replacing each such occurrence with the defined term “Defaults” and (ii) deleting both occurrences of the phrase “such Event of Default” and replacing it with the phrase “such Default”.

Section 1.28. Section 15.02(a)(ii) of the Indenture is hereby amended by (i) adding the phrase “defaults, and any” immediately prior to the defined term “Defaults” and (ii) adding the phrase “or Events of Default arising therefrom,” immediately after the defined term “Defaults”.

Section 1.29. Section 16.03(a)(i) of the Indenture is hereby amended by deleting the phrase “601 Lexington Avenue, 5th Floor, New York, New York 10013 (fax no.: (212) 793-5629)” and replacing it with the phrase “388 Greenwich Street, New York, New York 10013 (fax no.: (718) 248-9335)”.

ARTICLE TWO

Miscellaneous

Section 2.01. The Trustee accepts the trusts created by this Second Supplemental Indenture upon the terms and conditions set forth in the Indenture. The Trustee shall not be responsible or accountable in any manner whatsoever for or in respect of, and makes no representation with respect to, the validity or sufficiency of this Second Supplemental Indenture or the due execution hereof by the Company and shall not be responsible in any manner whatsoever for or in respect of the correctness of the recitals and statements contained herein, all of which recitals and statements are made solely by the Company.

Section 2.02. Capitalized terms used but not defined in this Second Supplemental Indenture shall have the meanings given to such terms in the Indenture.

Section 2.03. Except as hereby expressly modified, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect.

Section 2.04. This Second Supplemental Indenture may be executed in any number of counterparts, each of which shall be deemed to be an original for all purposes; but such counterparts shall together be deemed to constitute but one and the same instrument.

Section 2.05. This Second Supplemental Indenture shall apply to all series of Securities issued pursuant to the Indenture after the date hereof.

IN WITNESS WHEREOF, each of CITIGROUP INC. and THE BANK OF NEW YORK MELLON, as Trustee, has caused this Second Supplemental Indenture to be signed by one of its officers thereunto duly authorized as of December 29, 2016.

CITIGROUP INC.

By:	/s/ Gregory Peter Kapp
Name:	Gregory Peter Kapp
Title:	Assistant Treasurer

THE BANK OF NEW YORK MELLON

By:	/s/ Laurence J. O’Brien
Name:	Laurence J. O’Brien
Title:	Vice President